UNITED STATES
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AGCO CORPORATION
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AGCO
4205 River Green Parkway Duluth, GA 30096-2563 USA
www.AGCOCorp.com

April 17, 2020

Dear Fellow Stockholders:

Recently we have been asked about our response to the compensation-related vote at AGCO’s 2019 Annual Meeting, which was not supportive of the compensation decisions that AGCO had made during 2018. At the direction of AGCO’s Compensation Committee, during 2019 AGCO undertook a broad outreach to stockholders to solicit the specific reasons for their views and votes.

The outreach was broad:

•
AGCO e-mailed its largest 40 stockholders, representing ~78% of AGCO’s shares, and requested the opportunity to discuss AGCO’s compensation with them. AGCO made follow-up calls with those who did not respond.

•
Many large shareholders are ETFs or passive investment funds that do not generally meet with shareholders. AGCO held discussions with all who were interested, including 12 of the largest 40 stockholders (5 of largest 10). The Chairman of our Compensation Committee participated in virtually all of these discussions.

◦	Columbia/Threadneedle

◦	Fidelity

◦	Impax Asset Management

◦	JP Morgan Asset Management

◦	Northern Trust Company

◦	State Street

◦	T. Rowe Price

◦	Tractors and Farm Equipment

◦	Tweedy Brown

◦	UBS Asset Management

◦	Vanguard

◦	Wellington

The discussions were candid, and the feedback largely was supportive. However, the one consistent critical message was disapproval of the 2018 one-time retention award that AGCO granted to its Chief Executive Officer, Martin Richenhagen, who now is 67. Mr. Richenhagen was ready and financially prepared to retire, and that bonus was awarded to incent Mr. Richenhagen to defer retirement to enable further professional development by the two likely candidates to be his successor, as well as to complete several critical margin-improvement and other projects that were underway. AGCO’s Compensation Committee approved that bonus in the belief that it was in the best interest of AGCO’s stockholders.

The message from stockholders with respect to the bonus was heard loud and clear, and the Compensation Committee is committed not to award future non-plan bonuses to its Chief Executive Officers.

A less-consistently raised comment, but still one that was made by more than one stockholder, related to the structure of AGCO’s restricted stock unit awards. In response to those comments, beginning in 2020 AGCO now is basing those awards upon operating margin improvement relative to an agricultural equipment and industrial company peer group, and the awards are subject to three-year cliff vesting (rather than annual vesting).

Subsequent to the bulk of that stockholder engagement and in response to AGCO’s recent proxy statement, other issues have been raised by stockholders and others:

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Possible CEO pay-for-performance disconnect: AGCO’s 1-year and 5-year TSR outperformed GICS peers; ISS’ “relative degree of alignment test,” which yielded less alignment, focuses on 3-year performance. AGCO believes that the broader time-measurement is more appropriate for a business with AGCO’s cyclicality.

•
Duplicate measures in both the short-term and long-term incentive plan: AGCO uses operating margin in awards under both plans. In a cyclical business, where revenue is driven by farm income more than anything else, operating margin is the key metric with respect to AGCO’s performance. Stockholders repeatedly have emphasized its importance during our stockholder engagement process.

•
Hedging and pledging policy: AGCO’s hedging and pledging policy, described on page 30 of its recent proxy statement, reflects standard practices in this area, including an absolute prohibition of hedging, and contains the widely-accepted 50% definition for “significant” with respect to the limit on pledging. AGCO’s Compensation Committee will again be reviewing the policy this fall to assure that it remains consistent with best practices.

•
Stay bonus for non-CEO: When AGCO’s Board of Directors decided to elevate one of the two CEO successor candidates to the role of Chief Operating Officer, it wanted to maximize its chances of retaining the other candidate, who led AGCO’s operations in the market that produces over 50% of AGCO's revenue. The Compensation Committee crafted a multi-year retention regime that it believed would maximize the likelihood of being able to do that.

AGCO’s Compensation Committee is committed to a compensation program that drives a strong pay-for-performance alignment while providing appropriate rewards and incentives to our executives at a reasonable cost to the Company and, at the same time, to do so in a manner consistent with the views expressed by our stockholders. It will not waiver from this commitment.

In 2020, AGCO again will be engaging in a broad-based outreach to its larger stockholders, and we welcome all stockholder input, whether through that process or directly to a member of our Compensation Committee or senior management.

Sincerely yours,

Gerald L. Shaheen
Lead Director